As filed with the Securities and Exchange Commission on October 19, 2021

Registration No. 333-197302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-197302

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPSTEAD MORTGAGE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	75-2027937
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8401 North Central Expressway Suite 800 Dallas, Texas	75225-4410
(Address of Principal Executive Offices)	(Zip Code)

Capstead Mortgage Corporation Amended and Restated

2014 Flexible Incentive Plan

(Full title of the plan)

Lance J. Phillips
8401 North Central Expressway
Suite 800
Dallas, Texas 75225-4410
(214) 874-2323

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael McTiernan

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Tel (202) 637-5600

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

DEREGISTRATION OF SECURITIES

Capstead Mortgage Corporation, a Maryland corporation (the “Company”), is filing this post-effective amendment to the Registration Statement on Form S-8 (File No. 333-197302), filed with the U.S. Securities and Exchange Commission on July 8, 2014 (the “Registration Statement”) and pertaining to the registration of 5,000,000 shares of common stock of the Company that had been registered for issuance under the Capstead Mortgage Corporation Amended and Restated 2014 Flexible Incentive Plan, to withdraw and deregister any and all securities that had been registered for sale and issuance under the Registration Statement and that remain unsold thereunder.

On July 25, 2021, the Company, Franklin BSP Realty Trust, Inc. (“FBRT”) (f/k/a Benefit Street Partners Realty Trust, Inc.), Rodeo Sub I, LLC (“Merger Sub”), and, solely for the purposes set forth therein, Benefit Street Partners L.L.C., FBRT’s external manager (“BSP”), entered into an Agreement and Plan of Merger (as amended by the parties on September 22, 2021), pursuant to which, subject to the terms and conditions therein, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving company (such transaction, the “Merger”). As a result of the Merger, the surviving company became a wholly-owned subsidiary of FBRT.

As a result of the consummation of the Merger, the Company has terminated all offerings and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities that had been registered for sale and issuance but remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, October 19, 2021.

CAPSTEAD MORTGAGE CORPORATION

By:	/s/ Lance J. Phillips
Lance J. Phillips
Senior Vice President and Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.